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                                                                   EXHIBIT 10.20

                                LICENSE AGREEMENT



This Agreement made this 29 day of December, 1999 by and between


1. ORGANON INTERNATIONAL AG., a corporation duly organized and existing under the laws of Switzerland and having its registered offices at 160 B, Churerstrasse, P.O. Box 129, 8808 Pfaffikon, Switzerland,

    and

    N.V. ORGANON, a corporation duly organized and existing under the laws of The Netherlands and having its registered offices at Kloosterstraat 6, 5348 AB, Oss, The Netherlands, on the one hand, jointly hereinafter referred to as "Organon",

    and

2. CIMA LABS INC. a corporation duly organized and existing under the laws of Delaware and having its registered offices at 10000 Valley View Road, Eden Prairie, Minnesota 55344, USA, on the other hand, hereinafter referred to as "CIMA".

CIMA and Organon may hereinafter be referred to as "Party", or collectively as "Parties".

WITNESSETH THAT:

CIMA has developed and owns or has rights to certain patented oral drug-delivery technology referred to as Orasolv(R) which has applications in the field of pharmaceutical product formulation;

Organon International A.G. and N.V. Organon own the rights for respectively the USA and Canada at the one hand and the rest of






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the world on the other hand to a compound, known as Org. 3770 (mirtazapine;
defined as Substance in this Agreement) and marketed under the tradename (among others) Remeron;

On December 2, 1998, CIMA and N.V. Organon, the latter acting on behalf of Organon International A.G., entered into a Development and License Option Agreement under which prototypes of certain pharmaceutical product formulations were developed by CIMA for N.V. Organon's evaluation subject to the granting of an option to enter into a license agreement with CIMA;

The conclusion of a Toll Manufacturing Agreement within six (6) months after the Effective Date regarding the manufacturing of the Product as defined in this License Agreement is a condition for this License Agreement.

CIMA desires to enter into such a license agreement with Organon.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreement as set forth herein, the Parties agree as follows:

ARTICLE 1 DEFINITIONS

Whenever used in this Agreement, unless otherwise clearly required by the context, the following terms shall have the meaning as defined hereinafter (in alphabetical order) and shall include both the single and the plural.

1.1 The term "Affiliated Company" shall mean any company which by means of a majority of shares or otherwise, either directly or indirectly, controls, is controlled by or is under common control with either Party hereto.

1.2      The term "Effective Date" shall mean the date first  written above.

1.3      The term "Product" shall mean a tablet for the treatment of depression






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         manufactured using the technology of CIMA commonly known as
         Orasolv(R) as patented by the Patents as described in Exhibit I hereof, containing the Substance as the active ingredient and adapted to disperse in the mouth of a human adult, which tablet incorporates the Substance together with a matrix or coating in microparticles or microcapsules which provide essentially complete release of the Substance into the gastrointestinal tract in a period of less than one hour after dissolution of the tablet.

1.4 The term "Know-How" shall mean and include any and all data, information and any experience or other data, in possession of CIMA, relating to the Product, including Manufacturing Know How.

1.5 The term "Manufacturing Know-How" shall mean and include any and all data, information and any experience or other data, in the possession of CIMA which is necessary for Organon to effectively and efficiently manufacture the Product.

1.6 The term "Net Sales" shall mean the total revenue from commercial sales received by Organon, its Affiliated Companies and/or (sub)licensee(s) from the sale to independent third parties of the Product subject to royalties hereunder less the following amounts:
         (i) discounts, including cash and quantity discounts, trade allowances or rebates actually allowed or granted,
         (ii) credits or allowances actually granted upon claims or returns, regardless of the party requesting the return,
         (iii) separately itemized freight charges paid for delivery (freight, postage, shipping)
         (iv) insurance costs,
         (v) taxes or other governmental charges levied on or measured by the invoiced amount and included in the invoice, whether absorbed by
         Organon or the third party (other than franchise or income taxes on the income of the selling party)
         (vi) amounts prepaid or credited on account of rejections, expired dating on return of Products.
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1.7      The term "Patents" shall mean the patents, and patent applications (and any patents issuing on such applications) listed in Exhibit I hereto and any divisional, continuation and continuation-in-part applications thereof, reissues, reexaminations, substitutions, additions and any extensions to such patents as well as foreign counterparts thereof.

1.8 The term "Cima-Patents" shall mean the Patents excluding US patent nr. 5,225, 197 d.d. July 6, 1993, and corresponding patents in other countries.

1.9 The term "Registration Dossiers" shall mean and include dossiers filed by Organon in the Territory with the relevant government institutions for the purpose of obtaining marketing approval for the Product in the name of Organon or its Affiliated Companies.

1.10 The term "Stability Batches" shall mean a total of five pilot scale GMP production batches, comprising two batches of 15 mg Substance Orasolv(R) tablets, one batch of 30 mg Substance Orasolv(R) tablets and two batches of 45 mg Substance Orasolv(R) tablets. The batch numbers are respectively: 990017, 990018, 990019, 990020 and 990021.

1.11 The term "Substance" shall mean mirtazapine and/or its salts and/or its enantiomers.

1.12     The term "Territory" shall mean the whole world.

1.13 The term "Toll Manufacturing Agreement" shall mean the Toll Manufacturing Agreement referred to in the preamble hereof.

1.14 The term "Validation Batches" shall mean a total of three full scale GMP production batches of 525 kilograms each, comprising one batch of 15 mg, 30 mg and 45 mg Substance Orasolv(R) tablets, respectively.

1.15 The term "Patent Country" means a country in which one or more Patents covering the Product and/or its method of manufacture are in force and have not expired, been
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         nullified or revoked.

1.16     The term "Non-Patent Country" means a country other than a Patent
         Country.

1.17 The term "Patent Country Sale" means a sale of Product in which the Product is transferred within a Patent Country; from a Patent Country to a Non-Patent Country; or from a Non-Patent Country to a Patent Country.

1.18 The term "Non-Patent Country Sale" means a sale of product other than a Patent Country Sale.

ARTICLE 2 GRANT OF LICENSES

2.1 CIMA hereby grants to Organon (a) an exclusive license under the Know-How and the Cima-Patents regarding the Product, during the term of this Agreement, to use, sell, offer to sell or otherwise distribute the Product in the Territory and (b) an exclusive license under the Manufacturing Know-How and the CIMA-Patents to make a Product, have the Product made, solely under Organon's right to the extent permitted to self-supply in the Toll Manufacturing Agreement and (c) a non-exclusive license under US Patent 5,225, 197 and corresponding patents in foreign countries to make, have made, sell, use, or offer for sale or otherwise distribute the Product in the Territory.

2.2      Organon has the right to sub-license the rights granted to it under
         Section 2.1(a) to an Affiliated Company of Organon and/or a Non Affiliated Company of Organon for the purposes of marketing or distributing the Product. In case such a right is granted to a Non Affiliated Company of Organon, CIMA shall be notified by Organon. Organon has the right to sub-license the rights granted to it under
         Section 2.1(b) to an Affiliated Company of Organon, and CIMA retains the right to make the Product for Organon under the Toll Manufacturing Agreement. Sales will be recorded as "Net Sales" for purposes of royalty calculations.

2.3 Organon covenants that any third party to which it may sub-license certain rights hereunder as well as any third party




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         distributor entrusted by Organon with the physical distribution of the Product, will be bound by the terms and conditions of this Agreement.

ARTICLE 3 TRANSFER OF MANUFACTURING KNOW-HOW

3.1 In the event Organon decides to manufacture certain of its requirements of the Product itself or have the Product manufactured by its Affiliated Companies a third party shall be designated by Organon subject to CIMA's written consent which shall not be unreasonably withheld or delayed. Written notice must occur six months in advance of the manufacturing Know-How Transfer. CIMA shall collaborate with Organon to transfer to Organon all Manufacturing Know-How as further described in the Toll Manufacturing Agreement. The technology transfer fee for transfer of Know-How is addressed in the Toll Manufacturing Agreement.

3.2 Upon the request of Organon, CIMA shall make available personnel to assist Organon or the third parties designated by Organon in starting up the manufacture of the Product as further described in the Toll Manufacturing Agreement.

3.3. Organon warrants that the elected third party shall comply with the confidentiality clause of Article 4 hereof.

ARTICLE 4 CONFIDENTIALITY

4.1 It is understood and agreed by Organon, that all Know-How and other information and data disclosed by CIMA to Organon under this Agreement and/or under the Toll Manufacturing Agreement is and shall remain the exclusive property of CIMA. It is acknowledged by Organon that the Know-How and other information and data are only disclosed to Organon for the purposes and use described in this Agreement and that they are to be regarded as trade secrets containing unpublished results of private research and experience which are used in CIMA's business and which are of a nature customarily held in strict confidence and regarded as privileged knowledge; consequently any disclosure by Organon of Know-How information and data in violation of the obligation of this paragraph will harm and damage CIMA's








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         legitimate business interests. Organon hereby undertakes to keep secret and confidential the know-How and above mentioned information and data during the term of this Agreement as well as thereafter and not to disclose the Know-How, information and data to any third party, person, government institution other than those referred to in Article 5, or Affiliated Company of Organon, or third party designated by Organon in compliance with Article 3, having a need to know such information and agreeing to comply with the terms of this
         Article 4, without CIMA's prior written approval and not to use it for any other use or purpose than those described in this Agreement.

4.2 The obligations described in paragraph 4.1 above shall not be applicable to any part of the Know-How or other information and data disclosed by CIMA under this Agreement which:
         - at the moment of disclosure, is general (public) knowledge;
         - after disclosure, through no fault of Organon or the government institution referred to in article 5, becomes general
           (public) knowledge;
         - properly and lawfully becomes available to Organon, from sources not bound to CIMA by a secrecy obligation, provided this can be adequately substantiated.

4.3 Organon will use the Product and the Know-How and other information and data of CIMA solely for the purposes specified in this Agreement and for no other purpose. Upon termination or expiration of this Agreement Organon hereby undertakes, upon such request from CIMA, to promptly return all documentation received from CIMA on which the Know-How is displayed and/or described and not to retain any copy or photocopy of such documentation and to stop any further use or disclosure of CIMA's Know-How and/or other information and data as referred to in paragraph
         4.1 above, except one copy of all documents or other written material containing confidential information-to be kept in the files of its law department provided that reasonable measures are taken to limit access to such files- for the sole purpose of resolving future disputes concerning this Agreement.


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ARTICLE 5 REGISTRATION AND MARKETING APPROVAL

Organon shall use its reasonable best efforts to have the registrations and marketing approval for the Product in the Territory granted as soon as possible. All expenses and fees in connection with the application and maintaining of the registrations and marketing approval by Organon in the Territory shall be for account of Organon. Organon shall own all registrations and marketing approvals of the Product.

ARTICLE 6 PRICE APPROVAL

At the same time as the application for marketing approval, Organon shall file with the relevant government institution an application for price approval for the Product.

ARTICLE 7 PROMOTION

Organon shall use its reasonable best efforts to successfully commercialize the Product within the Territory and agrees to use such reasonable best efforts in particular to successfully promote the Product in the Territory. The amount of effort to be applied to each region of the Territory is to Organon's discretion.

ARTICLE 8 PURCHASE AND SUPPLY OF PRODUCTS

The terms of the manufacture and supply of the Product will be contained in the Toll Manufacturing Agreement.

ARTICLE 9 CONSIDERATION

9.1 In consideration of the rights granted to Organon under article 2, Organon shall pay CIMA[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] within 14 days after execution of this Agreement. Furthermore, the following milestone payments shall be made by Organon to CIMA:



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         (i)  [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
         SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]upon completion of the Stability Batches;

         (ii) [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]upon completion of the Validation Batches;

         (iii)[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]upon first regulatory acceptance by a regulatory authority of the Registration Dossier of a Product for review for obtaining registration;

         (iv) [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]upon successful registration of the first Product in the United States;

         (v) [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]upon successful registration of the first Product in any country belonging to the European Union.

         For clarity of understanding the payments referred to in this Article
         9.1 shall each be payable only once such that the maximum aggregate payment will be US$3,000,000 (three million United States Dollars) irrespective of the number of Product commercialized.

         Organon may take as a credit against royalties payable to CIMA under
         Section 9.2 [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]in respect of each of the first five calendar years during which Net Sales of the Product amount to more than[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]This credit shall be made to Organon by crediting[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]against the royalties payable by it to CIMA







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         for each of the four calendar quarters during the year following the
         Qualifying Year.

         For any other indication of the Product other than the treatment of depression Organon and CIMA shall agree separately as to the reimbursement of any development costs, royalty percentages and milestone costs for that indication.

9.2 As a further compensation for granting such rights to Organon, Organon shall pay the royalties to CIMA as described in Exhibit II. Any and all royalty payments pursuant to this Agreement shall be based upon Net Sales.

         As further compensation for granting such rights to Organon, Organon shall pay to CIMA royalties as follows: with respect to any Patent Country sale, the amount of royalties due shall be the full royalties set forth in Exhibit 2 hereof. With respect to any Non-Patent Country Sale, the royalty shall be[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]of the amount set forth in Exhibit 2, provided that Organon's obligation to pay royalties on Non-Patent Country Sales to purchasers in each Non-Patent Country shall terminate five (5) years after Organon first makes a bonafide, commercial scale Non-Patent Country Sale to a purchaser in that country; Organon shall be granted a royalty free license after those five years. In calculating the amounts of royalties due hereunder, all sales made by Organon and/or its licensee during each calendar year, including Patent Country sales, Non-Patent Country Sales upon which royalties are due and Non-Patent Country sales upon which no royalties are due shall be aggregated.

9.3 For the purpose of determining the royalties under paragraph 9.1 and/or 9.2, Organon shall render CIMA within sixty (60) days after the end of each calendar quarter





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         an accounting of the Net Sales during that calendar quarter by country, and shall accompany such accounting with its payment, if any such payment is due hereunder, for the calendar quarter. The currency conversion from local currencies into U.S. dollars for the purpose of this agreement will be carried out using the currency exchange rate published in the Wall Street Journal on the last working day of each calendar quarter. Organon will inform CIMA of the amount payable and CIMA will invoice them for that amount. Organon will include with each payment a breakdown of actual Net Sales which is the basis for the calculation of the payment.

9.4 Organon shall keep accurate and adequate records with respect to Net Sales subject to royalty hereunder. Organon shall permit from time to time during the term of this Agreement and one (1) year after its termination or expiration, upon reasonable request by CIMA a certified public accountant acceptable to Organon to examine said records, shall provide any information reasonably requested to explain the records, and shall permit the accountant to make copies or extracts from such records to the extent necessary to verify the accuracy thereof.

9.5 Organon's royalty payment obligations will cease to accrue upon the expiration or termination of this Agreement subject to the terms of,
         Article 12 below. Expiration of this agreement shall not affect Organon's obligation to pay royalties with respect to sales made prior to such expiration or termination.

9.6 Payments due shall be made within 30 days after receipt of the relevant invoices.

ARTICLE 10. MAINTENANCE OF PATENT, INFRINGEMENT

10.1 CIMA shall at its own discretion prosecute any of its applications for CIMA-Patents and shall pursue the application, defense, prosecution, maintenance and all other handling of the CIMA-Patents. CIMA shall provide Organon with copies of all material patenting documents and shall respond to any inquiries of Organon regarding the CIMA-
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         Patents which may be relevant to Organon. CIMA shall give consideration to any reasonable recommendations and/or requests by Organon.

10.2 CIMA may at its sole discretion decide whether it wishes to maintain any of the granted Patents or any patent application and nothing contained herein shall or may be construed as an obligation to CIMA to maintain any such granted Patents or pursue any such pending patent applications. In the event that CIMA wishes to abandon any of the Patents, it shall notify Organon of such decision not less than sixty
         (60) days prior to the date of such abandonment becomes irrevocable and CIMA shall consider any opinions or comments of Organon concerning such abandonment.

10.3 Organon's obligation to pay royalties for Know-How on Net Sales of Products shall for countries for which CIMA abandoned the Patents continue at[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] of the royalty rate.

10.4 Organon shall have the right but not the obligation to seek extensions of terms of Patents and to seek to obtain Supplementary Protection Certificates in relation to the Products. At Organon's request CIMA shall authorize Organon to act as CIMA's agent for the purpose of making any application for any extension of the term of the patents or for attainment of Supplementary Protection Certificates in relation to the Products and, at Organon's request, CIMA shall provide reasonable assistance thereof to Organon at Organon's expense.

10.5 CIMA shall inform Organon from time to time about the institution or possible institution of any interference, opposition, re-examination, re-issue, revocation, nullification or any other official proceeding involving a Patent anywhere in the Territory. CIMA agrees to keep Organon at Organon's request informed of the course of patent prosecution or other proceedings by providing Organon with copies of substantive communications, search reports and third party observations submitted to or received from patent offices throughout the territory. CIMA shall provide







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         such patent consultation to Organon at no cost to Organon. Organon shall hold all information disclosed to it under this section as confidential.

10.6 Each party shall give written notice of any suspected infringement of the Patent Rights regarding the Product to the other party within 30 (thirty) days of their receipt of notification. Within 4 (four) weeks of such notice, parties' patent and/or legal counsel shall consult on the strategy to be pursued with respect to the infringement. In such event, Articles 10.7 to 10.10 shall apply.

10.7 CIMA shall be responsible for taking any legal action against the infringer and the costs thereof and shall regularly consult with Organon during the pursuance thereof. CIMA shall seek the written consent of Organon for any proposed settlement with any infringing party, provided however that CIMA may settle such action without consent of Organon if such settlement includes a cessation of the infringing activity regarding the Product. Organon shall not withhold any such consent unreasonably, it being understood that to the extent such settlement adversely impacts the benefits to Organon under the licenses granted hereunder, such licenses will be modified as appropriate to compensate Organon.

10.8 If CIMA does not diligently address any infringement regarding the Product within thirty (30) days of receipt of Organon's notice thereof or if CIMA fails to notify Organon of any discovered infringement regarding the Product within thirty (30) days of discovery, Organon will have the right to prosecute such infringement at the expense of CIMA, following notification to CIMA of its intent and inaction by CIMA within 30 (thirty) days of such notification. Any costs and expenses made by Organon with respect thereto may be offset against quarterly royalties otherwise owing to CIMA in the country where the infringement took place. The charge to CIMA will be billed against royalties in four quarterly payments. Organon shall have the right to settle, and CIMA shall execute any settlement documents as necessary, such action without consent of CIMA if such settlement includes a cessation of the infringing activity or provides for a sub-








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         license within the Field and provided such settlement can not reasonably be expected to impact the validity of the Patent Rights; otherwise Organon may settle only with the consent of CIMA which consent may not be unreasonably withheld. CIMA shall cooperate in such action with Organon and will at the request and for the account of Organon, join in such action if such is formally necessary in order to avoid dismissal.

10.9 The non-controlling party shall have the right to participate in such action with its own counsel and at its own expense and the non-controlling party shall render all assistance reasonably required by the controlling party.

10.10 Any recovery from such action contemplated in 10.8 and 10.9 above except the expenses of counsel shall be applied first to the costs and expenses of the parties. The remainder of recoveries shall be distributed as follows:
         a) CIMA shall be compensated first for loss of royalty income over Net Sales of Products by Organon if and to the extent that Organon has withheld royalty payments pursuant to Article 10.3 above;
         b)  the remaining balance of the recoveries shall be for Organon.

10.11 In all cases of infringement of the Patent Rights other than foreseen in paragraph 10.6 above, CIMA shall have the sole and exclusive right to prosecute, control and settle such an action. The cost of such action shall be borne solely by CIMA and the recovery from such action shall belong solely to CIMA.

10.12 Organon will mark the Product with the proper legend concerning patent coverage in accordance with the laws of each country where the patent marking is required.

ARTICLE 11 WARRANTIES

11.1     CIMA warrants that:

         a) CIMA is a corporation duly organized, duly existing and in good standing under the laws of the State of





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             Delaware in the United States of America, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted;

         b) The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which CIMA is a party, or CIMA's articles of incorporation or bylaws;

         c) CIMA has sufficient rights in the Know-How and the Patents to grant to Organon the rights set forth in Section 2.1. To the knowledge of CIMA the execution of the provisions of this Agreement does not infringe in any third parties proprietary rights.

         d) CIMA agrees to indemnify Organon against any claim from any third party regarding any infringement by the Product or the process used to make the Product of third parties' US patents rights valid on the Effective Date. CIMA shall have the right to control the defense of any such claim provided that CIMA will not settle any such claim on terms requiring discontinuance of the Product without consent of Organon, which shall not be unreasonably withheld. Nevertheless, Organon shall perform research regarding the Product for possible conflicts with third parties proprietary rights valid in Europe. Such research shall be terminated within three (3) months after Effective Date. Organon shall assess the results of such research, and shall decide whether the results are satisfactory. An unsatisfactory result from such research shall be a condition to this Agreement. Any and all actions performed under this Agreement shall than be reversed.

11.2     Organon warrants that:

         a) The companies herein defined as Organon are corporations duly organized, existing and in good standing under the laws of Switzerland and/or the Netherlands, with full right, power and authority to





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             enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted;

         b) The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Organon is a party, or the articles of incorporation or by laws of any of the companies defined herein as Organon;

         c) This Agreement has been duly executed and delivered by Organon and is a legal, valid and binding obligation enforceable against Organon in accordance with its terms.

ARTICLE 12 DURATION

12.1 This Agreement shall become effective as of the Effective Date and shall expire upon the expiration of the last Patent covering the Product.

12.2 Notwithstanding the preceding paragraphs, this Agreement may be terminated forthwith by registered mail or overnight courier:

         a) by either Party in the event the other Party shall materially breach any of its obligations under this Agreement and shall fail to remedy such breach within ninety (90) days from receipt of written notice of such breach by the Party not in default; or

         b) by either Party in the event of the other Party's liquidation, bankruptcy or state of insolvency; or

         c) By either Party in case the other Party assigns this Agreement in whole or in part to any third party or sells a substantial part of its business to any third party or in the event there is a substantial change in the identity of that other Parties present management or shareholders without the prior written consent of the other Party.




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         d)    By CIMA if the Toll Manufacturing Agreement has not been signed within (12) twelve months after the signing of this Agreement.

12.3 Articles Confidentiality, Indemnification, Miscellaneous and 15.1 shall survive termination of this Agreement.

ARTICLE 13 INDEMNIFICATION

13.1. CIMA will indemnify and hold Organon and Organon's Affiliated Companies harmless from and against all claims, suits and proceedings, and all damages, losses, costs, recoveries and expenses, including reasonable legal expenses and costs (including attorneys' fees) that Organon or Organon's Affiliated Companies may incur, arising out of any third party's claim of property damage or personal injury or death arising from the use of the Product or CIMA's negligent or willful misconduct in its performance of this Agreement or any breach of a representation or warranty given herein by CIMA. However, CIMA will in no event be liable for any such claims, damages, losses, costs or expenses to the extent they arise out of or result from materials, including the Substance, supplied by Organon to CIMA, or from Organon's or Organon's Affiliated Companies' negligence or willful misconduct.

13.2. Organon will indemnify and hold CIMA and CIMA's Affiliated Companies harmless from and against all claims, suits and proceedings, and all damages, losses, costs, recoveries and expenses, including reasonable legal expenses and costs (including attorneys' fees) that CIMA or CIMA's Affiliated Companies may incur, arising out of any third party's claim of property damage or personal injury or death arising from use of the Product to the extent that such liability results from Organon's or Organon's Affiliated Companies' negligent or willful misconduct in its performance of this Agreement or any breach of a representation or warranty given herein by Organon. However, Organon will in no event be liable for any such claims, damages, losses, costs or expenses to the extent they arise out of or result from materials supplied by CIMA to Organon, or from CIMA's or CIMA's Affiliated Companies' negligence or willful misconduct.

13.3. In the event any third party asserts a claim covered by Sections 13.1 or 13.2, the indemnified party will give prompt notice to the indemnifying party, who may, at its election, handle and control the defense or settlement of the claim at its own expense by giving prompt notice to the indemnified party. However, the indemnifying party will not settle any such claim without the indemnified party's prior written consent, which will not be unreasonably withheld. If the indemnifying party does not give such notice and does not proceed diligently to defend the claim within thirty (30) days after receipt of notice, the indemnifying party will be bound by any defense or settlement that the indemnified party may make as to that claim and will reimburse the indemnified party for any expenses related to the defense or settlement of the claim. The parties will cooperate in defending against any asserted third-party claims. Indemnification of the indemnified party will also cover the indemnified party's directors, officers, employees, agents, Affiliated Companies, and third parties performing services for the indemnified party.

ARTICLE 14 APPLICABLE LAW AND DISPUTE RESOLUTION

14.1 The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

14.2 The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation. If the matter can not be resolved in the normal course of business any interested Party shall give the other Party written notice of any such dispute not resolved, after which the dispute shall be referred to more senior executives of both Parties, who shall likewise attempt to resolve the dispute.

14.4 If the dispute has not been resolved by non-binding means as provided in paragraph 14.3 above within forty-five (45) days of the initiation of such procedure, the dispute shall be finally and exclusively settled by arbitration by three independent arbitrators in Minneapolis, Minnesota under the Uncitral Arbitration Rules. Each party shall select one arbitrator, and those two arbitrators shall appoint the third by mutual agreement and in accordance with the Uncitral Arbitration Rules. The appointing authority shall be The London Court of International Arbitration in London, England. The language of the arbitration shall be English. The arbitration shall be in lieu of any other remedy and the award shall be final, binding and enforceable by any court having jurisdiction for that purpose. The Parties further agree that the arbitrators are not authorized to award punitive damages in connection with any controversy or claim settled by arbitration.

14.5 This Article shall, however, not be construed to limit or to preclude either Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.

ARTICLE 15 NON CONCURRENCE AND NEW DEVELOPMENTS


15.1 In case CIMA develops new fast dissolve technologies for formulations of Product that could contain the Substance, CIMA will grant Organon the right, for a period of one year after CIMA makes any such new technology commercially available, to obtain an exclusive license on such technologies to manufacture, use and sell Product containing the Substance in the Territory. CIMA shall offer such license to Organon at least at the same terms or terms not less favorable than those offered to third parties based on royalty, at development-, milestone and license fees.

15.2 In the event that any invention is made jointly by employees of CIMA and Organon ("Joint Invention") in the course of any research conducted pursuant to this Agreement, or in the course of research using any of the Prototypes supplied under the License Option Agreement, then the following shall apply: Any Joint Invention which is applicable to product containing active ingredients other than the Substance shall be owned by CIMA, but Organon shall have an exclusive, worldwide, royalty-free license to use such invention in connection with products containing the Substance as the sole active ingredient. Any Joint Invention which is applicable only to products containing only the Substance shall be owned by Organon. Any invention made by employees of CIMA which is applicable to products containing only the Substance and does not include fast-dissolve technology shall be owned by Organon. The party owning any invention pursuant to this Agreement (the "Owner") shall have the right, but not the obligation, to obtain patents and other forms of protection for such invention at its own expense, and the other party hereto shall cooperate with the owner in obtaining such protection as requested by the Owner. The Owner shall reimburse the other party hereto for reasonable expenses and reasonable charges for staff time devoted to such cooperation. If the party does not exercise its right to obtain patent protection, it shall enable the other party to get such protection. The ownership and licenses granted under this section doe not include any license or right under any other patent, technology, trade secrets, know-how or other Confidential Information owned or licensed by either party hereto.

15.3 If, during the term of this Agreement, Organon discovers that the combination of Substance and a fast-dissolving dosage form has an effect outside the field of depression, then Organon will own the rights to such use but will not commercialize such a combination outside the range of the Product without either (a) using Orasolv(R) or another fast-dosage dosage form owned by CIMA, provided that the rights to such fast-dissolve technology of CIMA are available to be licensed for that indication of the Product other than depression, or (b) paying to CIMA a fee of[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***].

ARTICLE 16 MISCELLANEOUS

16.1 Publicity. Except as may be required by law or regulatory authorities, neither party shall release or generate any publicity concerning the transactions contemplated hereunder without the express consent of the other party, which consent shall not be unreasonably withheld or delayed. A press release announcing this Agreement is attached as
         Exhibit III. The term "publicity" shall not include responses to press or trade inquiries or internal communications by either party directly or solely to its employees, provided, that such responses or communications do not describe the specific terms of the transactions contemplated hereunder in substantially greater detail than contained in a description of the transactions agreed to by both parties, and provided further, that each party will be free to provide employees with information required in the performance of their duties. Any party that determines applicable securities laws require it to file this Agreement shall first provide the other party a copy of the redacted version it intends to file and shall provide the other party the opportunity to comment thereon. Nonetheless the filing party will make the final decision regarding the version to file, based on the advice of its counsel.

16.2 Headings. All headings of the Articles and Paragraphs of this Agreement are added to those Articles and Paragraphs for the purpose of convenience only and the contents and meaning of such headings shall in no way limit the meaning and applicability of the relevant Articles and Paragraphs.

16.3 Entire Agreement. This Agreement, the Development and License Option Agreement and the Toll Manufacturing Agreement constitute the entire agreement between the Parties and annuls and replaces any other agreement or understanding whether written or oral which may have existed between the parties with respect to the subject matter hereof. All schedules and Exhibits referred to form an integral part of this Agreement. this Agreement can be modified or amended and rights under this Agreement waived only in writing signed by the Party to be charged.

16.4 No Assignment. Organon shall not assign or otherwise transfer this Agreement or any part thereof to any third party, without the written consent of CIMA.

16.5 Binding upon Successors. This Agreement shall bind and benefit the Parties and their respective successors and assigns.

16.6 Notices. All notices in connection with this Agreement shall be in writing and be in the English language (as shall all other written communications and correspondence) and may be given by personal delivery, prepaid registered airmail letter, telegram or telefax, addressed to the Party required or entitled to receive same at its address set forth below, or to such other address as it shall later designate by like notice to the other Party. Notice of termination of this Agreement if given by telegram or telefax, shall be confirmed by prepaid registered airmail letter dated and posted the same day. The effective date of any notice if served by telegram, telex or telefax shall be deemed the first business day in the city of destination following the dispatch thereof and if given by prepaid registered airmail letter only, it shall unless earlier received, be deemed served not later than seven (7) days after date of posting.

         Notice to Organon shall be to:
         Organon International AG
         Switzerland
         Telefax: + 41 55 4151998
         Attention: General Manager

         with a copy to:
         N.V. Organon
         PO Box 20
         5340 BH OSS
         The Netherlands
         Telefax: 31 412 646923
         Attention: President

         Notice to CIMA shall be to:
         CIMA Labs Inc.
         + 1 612 947 8770
         Attention: President

16.7 Severability. All stipulations contained in this Agreement shall be so construed as not to infringe any provision of any law prevailing to this Agreement. To the extent that, and only to the extent that, any stipulation does infringe any such provisions, said stipulation shall be deemed void and shall be replaced by a stipulation in such a way as in accordance with the prevailing law is possible and in such a way as will be the least prejudicable to the interest of either Party. The infringement of any provision by a stipulation shall not affect the validity of any other stipulation of this Agreement.

16.8 Independent Contractors. The Parties are independent contractors and nothing in this Agreement shall imply any principal or agent relationship or other joint relationship and neither Party shall have the power or authority, either express or implied, to obligate the other Party.

16.9 Language. This Agreement is written in the English language and executed in two (2) counterparts, each of which shall be deemed an original. The English language text of this Agreement shall prevail over any translation thereof.

16.10 No Waiver. Failure of either party to insist upon the strict and punctual performance of any provision of this Agreement shall not constitute a waiver of, or estoppel against asserting the right to require such performance, nor should a waiver or estoppel in one case constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

16.11 Back-up facility. 36 months after the Effective Date Manufacturer shall have provided for a back-up facility that will be available immediately when the manufacturing of the Product is for practical reasons of any kind no longer possible in the facility that is normally used to manufacture the product.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives to be effective as of the date first written above.

ORGANON INTERNATIONAL AG.           CIMA Labs Inc.

By   : /s/ T. Boerma                By   : /s/ John M. Siebert
Name : Mr. T. Boerm                 Name : John M. Siebert, Ph.D.
Title: General Manager              Title: President and CEO

By   : /s/ R. Hugli                 By   : ______________________
Name : Mr. R. Hugli                 Name : ______________________
Title: General Manager              Title: ______________________

N.V. ORGANON

By   : /s/ J. Lakeman
Name : Dr. J. Lakeman
Title: Managing Director International
           Production and Quality Affairs

By   : /s/ T.J. Kalff
Name : Drs. T.J. Kalff
Title: President

                               LIST OF EXHIBITS


EXHIBIT I       Patents and Patent Applications

EXHIBIT II      Royalty payments

                                LIST OF EXHIBITS

EXHIBIT I
Patents and Patent Applications


---------------------- ------------------------ ----------------------------
Country                               Patent /                  Filing/Issue
                               Application No.                          Date
---------------------- ------------------------ ----------------------------
US                                 5,178,878(1)             January 12, 1993
---------------------- ------------------------ ----------------------------
US                                 5,225,197(1)                 July 6, 1993 *
---------------------- ------------------------ ----------------------------
US                               S.N.230,738(2)               April 21, 1994
---------------------- ------------------------ ----------------------------
US                           S.N.601,042,566(2)                April 1, 1997
---------------------- ------------------------ ----------------------------
CAN                            S.N.2,061,917(2)            February 26, 1992
---------------------- ------------------------ ----------------------------
JAPAN                          S.N.2,514,500(2)           September 13, 1990
---------------------- ------------------------ ----------------------------
AUSTRALIA                            646,232(1)                 June 3, 1994
---------------------- ------------------------ ----------------------------
EUROPE                               494,972               November 27, 1996
---------------------- ------------------------ ----------------------------


(1) Issued Patents
(2) Pending Patent Applications
 *  Licensed Technology

     EXHIBIT II
     Royalty payments


     NET SALES PER PRODUCT (US$ IN MILLION) PER CALENDAR YEAR - YEARS 1 THROUGH 5 (reflects potential give-back of $1 million)

                       ------------- ------------ ------------- ------------- ------------- ------------- ------------ -------------
      GREATER THAN:               0           50           100           150           200           300          400      OVER 500
   LESS THAN EQUAL TO            50          100           150           200           300           400          500
                       ------------- ------------ ------------- ------------- ------------- ------------- ------------ -------------
        ROYALTY %               ***          ***           ***           ***           ***           ***          ***           ***
                       ------------- ------------ ------------- ------------- ------------- ------------- ------------ -------------

     *** - [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
           SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

     [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

     NET SALES PER PRODUCT(US$ IN MILLION) PER CALENDAR YEAR - YEARS 6 THROUGH ALL PATENT EXPIRATIONS

                       ------------- ------------ ------------- ------------- ------------- ------------- ------------ -------------
      GREATER THAN:               0           50           100           150           200           300          400      OVER 500
   LESS THAN EQUAL TO            50          100           150           200           300           400          500
                       ------------- ------------ ------------- ------------- ------------- ------------- ------------ -------------
        ROYALTY %               ***          ***           ***           ***           ***           ***          ***           ***
                       ------------- ------------ ------------- ------------- ------------- ------------- ------------ -------------

     *** - [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
           SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]